Exhibit 4.5

AMENDMENT NO. 4 TO STOCKHOLDER RIGHTS AGREEMENT

This Amendment No. 4 to Stockholder Rights Agreement (this “Amendment”) is made and entered into as of March 18, 2025, by and between Veradigm Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as rights agent (the “Rights Agent”), and amends that certain Stockholder Rights Agreement, dated as of February 26, 2024 (as amended as of May 10, 2024, as of February 13, 2025 and as of February 20, 2025, the “Rights Agreement”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Board has determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;

WHEREAS, subject to certain limited exceptions, Section 27 of the Rights Agreement provides that the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, this Amendment is permitted by Section 27 of the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendment to Section 1. The definition of “Distribution Time” and the definition of “Exempt Person” set forth in Section 1 of the Rights Agreement are hereby amended and restated in its entirety as follows:

“Distribution Time” shall mean the earlier of (i) the Close of Business on the tenth (10th) day after the Stock Acquisition Date (or, if the tenth (10th) day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth (10th) Business Day (or, if such tenth (10th) Business Day occurs before the Record Date, the Close of Business on the Record Date), or such later date as may be determined by action of the Board prior to such time as any Person becomes an Acquiring Person, after the date that a tender or exchange offer by any Person (other than any Person described in clause (i), (ii) or (iii) of the definition of Exempt Person) is first published or sent or given within the meaning of Rule 14d-2(a) of the Exchange Act Regulations, if upon consummation thereof, such Person would become an Acquiring Person.

“Exempt Person” shall mean (i) the Company or any Subsidiary of the Company, (ii) any officer, director or employee of the Company or of any Subsidiary of the Company solely in respect of such Person’s status or authority as such (including any fiduciary capacity), (iii) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity or trustee holding (or acting in a fiduciary capacity in respect of) shares of capital stock of the Company for or pursuant to the terms of any such plan or for the purpose of funding other employee benefits for employees of the Company or any Subsidiary of the Company or (iv) Stonehill Capital Management LLC, a Delaware limited liability company (“Stonehill”) or any Affiliate of Stonehill until the earlier of (A) the Close of Business on the day on which the Beneficial Ownership of Stonehill, together with the Beneficial Ownership of all of Stonehill’s Related Persons, ceases to be below 20% of the shares of Common Stock then outstanding (other than as a result of (i) an acquisition of shares of Common Stock by the Company, (ii) any unilateral grant of any security by the Company, (iii) the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers or employees or (iv) security purchases or issuances (including debt to equity exchanges), directly from the Company or indirectly through an underwritten offering of the Company, in a transaction approved by the Board) and (B) if at any time after the execution and delivery of Amendment No. 4 to Stockholder Rights Agreement, dated as of March 18, 2025, by and between the Company and the Rights Agent, the Board appoints any Affiliate or partner of Stonehill to the Board, the Close of Business on the day on which (I) such Affiliate or partner or any other Affiliate or partner of Stonehill appointed to the Board ceases to serve as a member of the Board or to be an Affiliate or partner of Stonehill and (II) Stonehill or any Affiliate of Stonehill fails to satisfy the requirements set forth in clauses (A) and (B) of the definition of Passive Investor, other than as a result of Stonehill or any Affiliate of Stonehill communicating privately with any director or officer of the Company (or any designee of any such director or officer), whether or not such private communication is in response to any request of any such director, officer or designee, or engaging in internal communications or preparations in anticipation thereof.

Section 2. Amendment to Section 11. Section 11(a)(ii) of the Rights Agreement is hereby amended so as to delete “(other than any Exempt Person).”

Section 3. Amendment to Exhibit C. Exhibit C to the Rights Agreement is hereby amended as follows:

The paragraph captioned “Additional Information” on page C-5 shall be removed and replaced with the following:

Additional Information. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as exhibits to a registration statement on Form 8-A (Amendment No. 3) filed on March 18, 2025 and a current report on Form 8-K. A copy of the Rights Agreement is also available free of charge from the Company.

Section 4. Effective Date; Effect. This Amendment is effective as of the date first set forth above. Except as modified hereby, the Rights Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Rights Agreement, as modified hereby.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any such excluded term, provision, covenant or restriction shall affect the rights, immunities, duties or obligations of the Rights Agent in an adverse manner, then the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

Section 8. No Modification. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 9. Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

VERADIGM INC.

By:	/s/ Eric Jacobson
	Name:	Eric Jacobson
	Title:	Senior Vice President, Deputy General
Counsel and Corporate Secretary

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:	/s/ John P. Dunn
	Name:	John P. Dunn
	Title:	Senior Vice President, Sales

Amendment No. 4 to Stockholder Rights Agreement